 Filed Pursuant to Rule 424(b)(5)
 File No. 333-217622
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 11, 2017)
2,727,272 Shares
Limoneira Company
Common Stock
We are offering 2,727,272 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “LMNR.” The closing price of our common stock on the NASDAQ on June 20, 2018 was $26.70 per share.
You should read this prospectus supplement and the accompanying prospectus carefully before you invest in our common stock. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement, page 1 of the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
	Per Share	Total
Public offering price	$22.00	$59,999,984.00
Underwriting discount(1)	$1.43	$3,899,998.96
Proceeds, before expenses, to us	$20.57	$56,099,985.04

(1)
In addition to the underwriting discount, we have agreed to reimburse the underwriters for certain expenses. See “Underwriting” for additional information regarding underwriter compensation.

The underwriters may also purchase up to an additional 409,090 shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days of the date of this prospectus supplement to cover over-allotments, if any. See “Underwriting” for more information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of common stock to the investors on or about June 25, 2018, subject to customary closing conditions.

Lead Book-Running Managers
Stephens Inc.	Stifel
Lead Manager
Roth Capital Partners
Co-Manager
Lake Street Capital Markets
The date of this prospectus supplement is June 21, 2018.

Prospectus Supplement
Prospectus
S-i

About this Prospectus Supplement
We provide information to you about our common stock in two separate documents: (1) this prospectus supplement, which describes the specific terms of this offering of our common stock and adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, and (2) the accompanying prospectus dated May 11, 2017, which provides general information about our Company and common stock we may offer from time to time. If the information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Incorporation by Reference.”
In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it.
Our common stock is being offered for sale only in places where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus supplement.
All references to “we,” “us,” “our,” “our Company,” “the Company” or “Limoneira” in this prospectus supplement mean Limoneira Company, a Delaware corporation, and its wholly-owned subsidiaries.
This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference includes trademarks, servicemarks and tradenames owned by us or other companies. All trademarks, servicemarks and tradenames included or incorporated by reference in this prospectus supplement and the accompanying prospectus are the property of their respective owners.
S-ii

Where You Can Find More Information
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.limoneira.com. Our website is not a part of this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website to be part of this prospectus supplement. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.
This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-217622) we filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
S-iii

Incorporation by Reference
The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and the accompanying prospectus are considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement and the accompanying prospectus are continually updated and those future filings may modify or supersede some of the information included or incorporated herein. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement and the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded. Other than those documents or the portions of those documents not deemed to be filed, this prospectus supplement incorporates by reference the documents listed below (Commission File No. 001-34755) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the termination of the offering of the common stock covered by this prospectus supplement:
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Annual Report on Form 10-K for the fiscal year ended October 31, 2017;

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Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2018 and April 30, 2018;

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Current Reports on Form 8-K filed December 5, 2017, January 29, 2018, February 1, 2018, March 2, 2018, March 30, 2018, April 11, 2018 and May 17, 2018; and

•
The description of our common stock and rights agreement contained in our Registration Statement on Form 8-A filed on May 25, 2010, including any amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:
Limoneira Company
1141 Cummings Road
Santa Paula, California 93060
Attn: Investor Relations
(Telephone: (805) 525-5541)
S-iv

Cautionary Note Regarding Forward-Looking Statements
This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “will,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans.
The potential risks and uncertainties that could cause our actual financial condition, results of operations and future performance to differ materially from those expressed or implied in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein include:
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changes in laws, regulations, rules, quotas, tariffs and import laws;

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adverse weather conditions, natural disasters and other adverse natural conditions, including freezes, rains, fires and droughts, that affect the production, transportation, storage, import and export of fresh produce;

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market responses to industry volume pressures;

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increased pressure from disease, insects and other pests;

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disruption of water supplies or changes in water allocations;

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product and raw materials supplies and pricing;

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energy supply and pricing;

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changes in interest and currency exchange rates;

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availability of financing for development activities;

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general economic conditions for residential and commercial real estate development;

•
political changes and economic crises;

•
international conflict;

•
acts of terrorism;

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labor disruptions, strikes, shortages or work stoppages;

•
delayed or cancelled acquisitions or consummated acquisitions not delivering the expected benefits;

•
loss of important intellectual property rights; and

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other factors disclosed in our public filings with the SEC.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Many factors discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein and therein, including those described in the section entitled “Risk Factors” in this prospectus supplement, the accompany prospectus and in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
S-v

Prospectus Supplement Summary
This prospectus supplement summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we file with the SEC that are incorporated herein and therein by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read carefully this prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and accompanying prospectus, including “Risk Factors” included below and our consolidated financial statements and related notes included in our most recently filed Annual Report on Form 10-K, in each case as updated or supplemented by subsequent periodic reports that we file with the SEC, before making an investment decision. Further, unless the context otherwise indicates, numbers in this prospectus supplement have been rounded and are, therefore, approximate. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional shares of our common stock.
Limoneira Company
Overview
Limoneira Company was incorporated in Delaware in 1990 as the successor to several businesses with operations in California since 1893. We are a diversified citrus packing, sales and marketing company with related agribusiness activities and real estate development operations founded and based in Santa Paula, California. We are committed to responsibly using and managing our approximately 11,200 acres of land, water resources and other assets to generate profits and maximize long-term stockholder value.
We are one of California’s oldest citrus growers. We believe we are one of the largest growers and marketers of lemons in the United States and, according to the California Avocado Commission, one of the largest growers of avocados in the United States. In addition to growing lemons and avocados, we grow oranges, a variety of specialty citrus, wine grapes and other crops. We also operate our own packinghouses in Santa Paula, California and Yuma, Arizona, where we process, pack and sell lemons that we grow, as well as lemons grown by others. We have a 47% interest in Rosales S.A. (“Rosales”), a citrus packing, marketing and sales business and a 90% interest in Fruticola Pan de Azucar S.A. (“PDA”), a lemon and orange orchard, both located near La Serena, Chile. Our One World of Citrus platform provides customers with a year-round supply of lemons and oranges, and allows us to source and market fruit on a global basis.
Our principal executive offices are located at 1141 Cummings Road, Santa Paula, California 93060 and our telephone number is (805) 525-5541.
Limoneira is a registered trademark of Limoneira Company. The Limoneira logo is a registered stylized trademark of Limoneira Company.
Business Divisions
We have three business divisions: agribusiness (our primary business), rental operations and real estate development. The agribusiness division is comprised of four reportable segments: fresh lemons, lemon packing, avocados and other agribusiness, and includes our farming, harvesting, lemon packing and lemon sales operations. The rental operations division includes our residential and commercial rentals, leased land operations and organic recycling. The real estate development division includes our real estate projects and development. Financial information and discussion of our six reportable segments, which includes fresh lemons, lemon packing, avocados, other agribusiness, rental operations and real estate development, are contained in the notes to the accompanying consolidated financial statements of our most recently filed Annual Report on Form 10-K, which is incorporated herein by reference.

Agribusiness Division
The agribusiness division is comprised of four of our reportable segments: fresh lemons, lemon packing, avocados and other agribusiness, which represented approximately 96%, 95% and 95% of our fiscal year 2017, 2016 and 2015 consolidated revenues, respectively, of which fresh lemons and lemon packing combined represented 78%, 76% and 79% of our fiscal year 2017, 2016 and 2015 consolidated revenues, respectively.
Farming
We are one of California’s oldest citrus growers and one of the largest growers of lemons and avocados in the United States. In addition to growing lemons and avocados, we grow oranges and a variety of specialty citrus and other crops. We have agricultural plantings throughout Ventura, Tulare, San Bernardino and San Luis Obispo Counties in California, Yuma County in Arizona and La Serena, Chile, which collectively consist of approximately 4,800 acres of lemons, 900 acres of avocados, 1,500 acres of oranges and 1,000 acres of specialty citrus and other crops. With the acquisition of PDA, we have approximately 200 acres of lemon and oranges plantings in Chile. We also operate our own packinghouses in Santa Paula, California and Yuma, Arizona, where we process, pack and sell lemons we grow as well as lemons grown by others.
Lemons.   Our lemon farming is included in our “fresh lemons” and “lemon packing” reportable segments within our financial statements. We market and sell lemons directly to food service, wholesale and retail customers throughout the United States, Canada, Asia, Australia and certain other international markets. We are one of the largest lemon growers in the United States with approximately 4,800 acres of lemons planted primarily in Ventura, Tulare and San Bernardino Counties in California and in Yuma County, Arizona. In California, the lemon growing area stretches from the Coachella Valley to Fresno and Monterey Counties, with the majority of the growing areas being located in the coastal areas from Ventura County to Monterey County. Ventura County is California’s top lemon producing county. Approximately 35% of our lemons are grown in Ventura County, 25% are grown in Tulare County, 25% are grown in Yuma County, Arizona and 15% are grown in San Bernardino County, California. We also grow lemons on approximately 100 acres near La Serena, Chile.
There are over fifty varieties of lemons, with the Lisbon, Eureka and Genoa being the predominant varieties marketed on a worldwide basis. California-grown lemons are available throughout the year, with peak production periods occurring from January through August. Approximately 90% of our lemon plantings are of the Lisbon and Eureka varieties and approximately 10% are of other varieties such as sweet Meyer lemons, proprietary seedless lemons and pink variegated lemons. The storage life of fresh lemons generally ranges from 1 to 18 weeks, depending upon the maturity of the fruit, the growing methods used and the handling conditions in the distribution chain.
With an average annual production of approximately 750,000 tons of lemons, California accounts for approximately 90% of the United States lemon crop, with Arizona producing the majority of the rest. Between 50% and 70% of the United States lemon crop is utilized in the fresh market, with the remainder going to the processed market for products such as juice, oils and essences. Most lemons are consumed as either a cooking ingredient, a garnish, or as juice in lemonade or carbonated beverages or other drinks. Demand for lemons is typically highest in the summer, although California producers through various geographical zones are typically able to harvest lemons year-round.
Avocados.   Our avocado farming is included in our “avocados” reportable segment within our financial statements. We are one of the largest avocado growers in the United States with approximately 900 acres of avocados planted throughout Ventura County. In California, the avocado growing area stretches from San Diego County to Monterey County, with the majority of the growing areas located approximately 100 miles north and south of Los Angeles County.
Over the last 75 years, the avocado has transitioned from a single specialty fruit to an array of 10 varieties ranging from the green-skinned Zutanos to the black-skinned Hass, which is the predominant avocado variety marketed on a worldwide basis. California-grown avocados are available year-round, with peak production periods occurring between February and September. Other avocado varieties have a more limited picking season and typically command a lower price. Because of superior eating quality, the Hass avocado has contributed greatly to the avocado’s growing popularity through its retail, restaurant and other food service uses. Approximately 98% of our avocado plantings are of the Hass variety. The storage life of fresh avocados generally ranges from 1 to 4 weeks, depending upon the maturity of the fruit, the growing methods used and the handling conditions in the distribution chain.
We provide all of our avocado production to Calavo Growers, Inc. (“Calavo”), a packing and marketing company listed on the NASDAQ Global Select Market under the symbol CVGW. Calavo’s customers include many of the largest retail and food service companies in the United States and Canada. Our marketing relationship with Calavo dates back to 2003. Calavo receives fruit from our orchards at its packinghouse located in Santa Paula, California. Calavo’s proximity to our agricultural operations enables us to keep transportation and handling costs to a minimum. Our avocados are packed by Calavo and sold and distributed under its own brands to its customers primarily in the United States and Canada.
Primarily due to differing soil conditions, the care of avocado trees is intensive and during our 75-year history of growing avocados, growing techniques have changed dramatically. The need for more production per acre to compete with foreign sources of supply has required us to take an important lead in the practice of dense planting (typically four times the number of avocado trees per acre versus traditional avocado plantings) and mulching composition to help trees acclimate under conditions that more closely resemble those found in the tropics, a better climate for avocado growth.
Oranges.   Our orange farming is included in our “other agribusiness” reportable segment within our financial statements. While we are primarily known for our high-quality lemons, we also grow oranges. We have approximately 1,500 acres of oranges planted primarily in Tulare County, California. In California, the growing area for oranges stretches from Imperial County to Yolo County. For many decades, the Valencia variety of oranges was grown in Ventura County primarily for export to the Pacific Rim. Throughout the late twentieth century, developing countries began producing the larger, seedless Navel variety of oranges that successfully competed against the smaller Valencia variety. California-grown Navel oranges are available from October to June, with peak production periods occurring between January and April. California-grown Valencia oranges are available from March to October, with peak production periods occurring between June and September. Approximately 95% of our orange plantings are of the Navel variety and approximately 5% are of the Valencia variety.
Navel oranges comprise most of California’s orange crop, accounting for approximately 75% over the past three growing seasons. Valencia oranges account for a vast majority of the remainder of California’s orange crop. While California produces approximately 25% of the nation’s oranges, its crop accounts for approximately 80% of those going to the fresh market. The share of California’s crop going to fresh market, as opposed to the processed market (i.e., juices, oils and essences) varies by season, depending on the quality of the crop.
We estimate approximately 70% of our oranges are sold to retail customers and approximately 30% are sold to wholesale customers.
Specialty Citrus and Other Crops.   Our specialty citrus and other crop farming is included in our “other agribusiness” reportable segment within our financial statements. A few decades ago, we began growing specialty citrus varieties and other crops that we believed would appeal to changing North American and worldwide demand. As a result, we currently have approximately 1,000 acres of specialty citrus and other crops planted such as Moro blood oranges, Cara Cara oranges, Minneola tangelos, Star Ruby grapefruit, pummelos, pistachios and wine grapes.
Acreage devoted to specialty citrus and other crops in California has been growing significantly over the past few decades, especially with the popularity of the Clementine, a type of mandarin orange. Similar to our oranges, we utilize third-party packinghouses to process and pack our specialty citrus.
We currently market our other crops, such as pistachios and wine grapes, utilizing processors which are not members of agricultural cooperatives. Our pistachios are harvested and sold to a roaster, packager and marketer of nuts, and our wine grapes are sold to various wine producers.

Plantings
We have agricultural plantings on properties located in Ventura, Tulare, San Bernardino and San Luis Obispo Counties in California and in Yuma, Arizona and La Serena, Chile. The following is a description of our agriculture properties:
Ranch Name	County/State	Total Acres	Lemons	Avocados	Oranges	Specialty Crops	Other
Limoneira/Olivelands	Ventura, CA	1,700	700	500	—	—	500
Orchard Farm	Ventura, CA	1,100	500	—	—	—	600
Teague McKevett	Ventura, CA	500	—	100	—	—	400
La Campana	Ventura, CA	300	100	200	—	—	—
Rancho La Cuesta	Ventura, CA	200	100	—	—	—	100
Limco Del Mar	Ventura, CA	200	100	100	—	—	—
Porterville Ranches	Tulare, CA	1,200	400	—	400	200	200
Ducor Ranches	Tulare, CA	1,000	300	—	400	300	—
Windfall Farms	San Luis Obispo, CA	700	—	—	—	300	400
Sheldon Ranches	Tulare, CA	1,000	200	—	600	100	100
Lemons 400	Tulare, CA	800	400	—	—	—	400
Cadiz	San Bernardino, CA	800	600	—	—	—	200
Associated Citrus Packers	Yuma, AZ	1,300	1,200	—	—	—	100
Fruticola Pan de Azucar	La Serena, Chile	200	100	—	100	—	—
Other agribusiness land	Various counties, CA	200	100	—	—	100	—
Total		11,200	4,800	900	1,500	1,000	3,000
Percentage of Total		100%	43%	8%	13%	9%	27%

The Limoneira/Olivelands Ranch is the original site of our Company. Our headquarters, lemon packing operations and storage facilities are located on this property.
The Teague McKevett Ranch is the site of our real estate development project known as East Area I and described below under the “Real Estate Development Division” heading.
Windfall Farms — Creston, California.   Windfall Farms is an approximately 700-acre former thoroughbred breeding farm and equestrian facility located in Creston, California, near Paso Robles, California. During fiscal years 2014 and 2015, we planted approximately 200 acres of vineyards and an additional 100 acres in 2017. Vineyards are generally productive after four years. During the fourth quarter of 2017, the vineyards produced their second harvest from the 2014 planting and their first harvest from the 2015 planting, generating approximately 800 tons of grapes and $1.2 million of revenue. We expect to sell vineyard production by the ton to various wineries with current per ton prices of approximately $1,500 depending on the grape variety and other factors.
Limco Del Mar is owned by a limited partnership of which we are the general partner and own an interest of 28.1%, which is comprised of a 1.3% general partner interest and a 26.8% limited partner interest.
We manage the Cadiz Ranches under operating lease arrangements. We purchased substantially all of the Sheldon Ranches property in two separate transactions, which closed in September and December 2015. We previously managed the Sheldon Ranches under operating lease arrangements.
The other agribusiness land in the table above includes corporate and lemon packing facilities, land leased to other agricultural businesses, rental units, roads, creeks, hillsides and other open land.

Our orchards can maintain production for many years. For financial reporting purposes, we depreciate our orchards from 20 to 40 years depending on the fruit variety with the majority of our orchards depreciated over 20 to 30 years. We regularly evaluate our orchards’ production and growing costs, and based on these and other factors we may decide to redevelop certain orchards. In addition, we may acquire agricultural property with existing productive orchards or without productive orchards, which would require new orchard plantings. The fruit varieties that we grow are typically non-producing for approximately the first four years after planting. Currently, we have 1,600 acres of lemons, 100 acres of oranges and 500 acres of specialty citrus and other crops that are under development. Orchards may continue producing fruit longer than their depreciable lives. The following table presents the number of acres planted by fruit variety and approximate age of our orchards:
County, State, Fruit Variety	Age of Orchards
	0 – 4 Years	5 – 25 Years	Over 25 Years	Total
Ventura, CA
Lemons	300	600	800	1,700
Avocados	—	500	400	900
Total Ventura, CA	300	1,100	1,200	2,600
Tulare, CA
Lemons	400	300	500	1,200
Oranges	100	600	700	1,400
Specialty citrus and other	200	400	100	700
Total Tulare, CA	700	1,300	1,300	3,300
San Bernardino, CA – Lemons	400	200	—	600
San Luis Obispo, CA – Wine Grapes	300	—	—	300
Yuma, AZ – Lemons	500	700	—	1,200
La Serena, Chile
Lemons	—	100	—	100
Oranges	—	100	—	100
Total La Serena, Chile	—	200	—	200
Total	2,200	3,500	2,500	8,200
Percentage of Total	27%	43%	30%	100%
Summary by Crop
Lemons	1,600	1,900	1,300	4,800
Avocados	—	500	400	900
Oranges	100	700	700	1,500
Specialty citrus and other	500	400	100	1,000
Total	2,200	3,500	2,500	8,200

Lemon Packing and Sales
We are the oldest continuous lemon packing operation in North America. We pack and sell lemons grown by us as well as lemons grown by others, which operations are included in our financial statements under the lemon packing segment. Lemons delivered to our packinghouses in Santa Paula, California and Yuma, Arizona are sized, graded, cooled, ripened and packed for delivery to customers. Our ability to accurately estimate the size, grade and timing of the delivery of the annual lemon crop has a substantial impact on both our costs and the sales price we receive for the fruit.
A significant portion of the costs related to our lemon packing operation is fixed. Our strategy for growing the profitability of our lemon packing operations calls for optimizing the percentage of a crop that goes to the fresh market, or fresh utilization, and procuring a larger percentage of the California and Arizona lemon crop.

We invest considerable time and research into refining and improving our lemon packing through innovation and are continuously in search of new techniques to refine how premium lemons are delivered to our consumers. In the second quarter of fiscal year 2016, our new lemon packing facility became operational, which is expected to double our lemon packing capacity and has increased the efficiency and financial results of these operations.
Rental Operations Division
Our rental operations division is provided for in our financial statements as its own reportable segment and includes our residential and commercial rentals, leased land operations and organic recycling. The rental operations division represented approximately 4%, 5% and 5% of our fiscal year 2017, 2016 and 2015 consolidated revenues, respectively.
Residential
We own and maintain approximately 245 residential housing units located in Ventura and Tulare Counties in California that we lease to employees, former employees and non-employees. The December 2017 Southern California wildfires destroyed 14 mobile homes, which we estimate to cost approximately $60,000 per unit to replace. In fiscal year 2015, we added 65 new agriculture workforce housing units in Santa Paula, California. These properties generate reliable cash flows which we use to partially fund the operating costs of our business and provide affordable housing for many of our employees and the community.
Commercial
We own several commercial office buildings and a multi-use facility consisting of a retail convenience store, gas station, car wash, and quick-serve restaurant. As with our residential housing units, these properties generate reliable cash flows which we use to partially fund the operating costs of our business.
Leased Land
As of October 31, 2017, we leased approximately 500 acres of our land to third-party agricultural tenants who grow a variety of row crops such as strawberries, raspberries, celery and cabbage. Our leased land business provides us with a profitable method to diversify the use of our land.
Organic Recycling
With the help of one of our tenants, Agromin, Inc. (“Agromin”), a processor of premium soil products and a green waste recycler located in Oxnard, California, we have implemented an organic recycling program. Agromin provides green waste recycling for cities in Santa Barbara, Los Angeles and Ventura Counties. We worked with Agromin to develop an organic recycling facility on our land in Ventura County, to receive green materials (lawn clipping, leaves, bark and other plant materials) and convert such material into mulch that we spread throughout our agricultural properties to help curb erosion, improve water efficiency, reduce weeds and moderate soil temperatures. We receive a percentage of the gate fees Agromin collects from regional waste haulers and enjoy the benefits of the organic material.
Real Estate Development Division
Our real estate development division is provided for in our financial statements as its own reportable segment and includes our real estate development operations. The real estate development division had no significant revenues in fiscal years 2017 and 2016 and represented 1% of consolidated revenues in fiscal year 2015.
For more than 100 years, we have been making strategic real estate investments in California agricultural and developable real estate. Our current real estate developments include developable land parcels, multi-family housing and single-family homes with approximately 1,700 units in various stages of planning and development. The following is a summary of each of the strategic agricultural and development real estate investment properties in which we own an interest:

East Area I — Santa Paula, California.   East Area I consists of 523 acres that we have used as agricultural land and is located in Santa Paula approximately ten miles from the City of Ventura and the Pacific Ocean. This property is also known as our Teague McKevett Ranch. We believe East Area I is an ideal location for a master planned community of commercial and residential properties designed to satisfy expected demand in a region that we believe will have few other developments in this coming decade. In 2008, after we completed a process of community planning and environmental review, the citizens of Santa Paula voted to approve the annexation of East Area I into Santa Paula. This vote was a requirement of the Save Open-Space and Agricultural Resources (“SOAR”), ordinance that mandates a public vote of the City of Santa Paula for land use conversion.
On November 10, 2015, we entered into a joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of our East Area I real estate development project. To consummate the transaction, we formed Limoneira Lewis Community Builders, LLC (the “Joint Venture”) as the development entity, contributed our East Area I property to the Joint Venture and sold a 50% interest in the Joint Venture to Lewis for $20.0 million, comprised of a $2.0 million deposit received in September 2015 and $18.0 million received on November 10, 2015. We expect to receive $100.0 million from the Joint Venture over the estimated 7 to 10-year life of the project. We also entered into a lease agreement with the Joint Venture to lease back a portion of the contributed property, which allows us to continue farming the property during the phased build-out of the project. We are planning approximately 632 units in Phase 1 of the project. Grading began in November 2017 and we anticipate Phase 1 site improvements during the winter of this year. The lot sale process with home builders has begun and initial closings of lots sales are anticipated to begin in the first quarter of fiscal year 2019.
East Area II — Santa Paula, California.   We and our design associates are in the process of formulating plans for East Area II, a parcel of approximately 30 acres adjacent to East Area I, also a part of our Teague McKevett Ranch, that we believe is suited to commercial and/or industrial development along the south side of California Highway 126, a heavily traveled corridor that connects Highway 101 at Ventura on the west with Interstate 5 at Santa Clarita on the east. When completed, we expect that the development will contribute to the economic vitality of the region and allow residents to work and shop within close proximity to their homes.
The successful development of East Area II will be partly dependent on the success of East Area I described above. We expect that East Area II could accommodate large retailers, a medium or large employer, a complex of mixed business and retail, or some combination of the foregoing. We are actively cultivating prospects to buy land in or become future tenants in East Area II and expect that development will closely follow the build-out of East Area I. In February 2013, we entered into an option agreement for the purchase of a seven-acre parcel adjacent to our East Area II commercial real estate development project. In February 2018, we exercised our option and purchased the property for $3,145,000. This property is located along the south side of California Highway 126, directly across from Harvest at Limoneira, and is suited for commercial and/or industrial development. This property provides essential freeway access to the project and we expect that development of East Area II will closely follow the build-out of Harvest at Limoneira.
Santa Maria — Santa Barbara County, California.   As of October 31, 2017, we were invested in three entitled development parcels in Santa Barbara County, California, a county that, in our experience, entitles very few parcels. Located in Santa Maria, each of these parcels offers a residential and/or commercial development opportunity. A brief description of each parcel follows:
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Centennial Square has been approved for 138 apartments on 6 acres and is close to medical facilities, shopping and transportation. We sold Centennial Square in December 2017.

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The Terraces at Pacific Crest is an approximately 8-acre parcel approved for 112 attached-housing units. In December 2017, we entered an agreement to sell our Terraces at Pacific Crest property for $3.5 million.

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Sevilla is approved for 69 single-family homes adjacent to shopping, transportation, schools, parks and medical facilities, with a parcel of approximately 3 acres zoned for commercial use. We sold the commercial portion of Sevilla in November 2017.

Recent Developments
Recent Acquisition Activities
On June 18, 2018, the Company entered into an agreement, in the form of a binding memorandum of understanding, to acquire a ranch and related assets of Fruticola San Pablo S.A. (“San Pablo”) in La Serena, Chile, for $13 million, subject to satisfactory due diligence to be further conducted by the Company (the “San Pablo Acquisition”). The San Pablo ranch consists of 3,317 total acres on two parcels, including 247 acres producing lemons, 61 acres producing oranges, the opportunity to immediately plant 120 acres for lemon production, as well as the potential for approximately 500 acres of avocado production. It is expected that San Pablo’s results of operations will be included in the Company’s consolidated results of operations from the date of closing. The Company expects to invest an additional $2.8 million in fiscal years 2018 and 2019 for new citrus plantings and enhanced water infrastucture to expand citrus production to 650,000 cartons of lemons and 85,000 cartons of oranges annually upon maturity of the San Pablo parcel at peak production. The San Pablo Acquisition is expected to close in July 2018. The Company expects the San Pablo Acquisition to add $0.02 to $0.03 in earnings per diluted share in fiscal year 2018, and $0.06 to $0.08 in fiscal year 2019.
In addition to the above San Pablo Acquisition, we are actively pursuing additional acquisition opportunities with a focus on properties in agribusiness, including current negotiations and discussions relating to more than one acquisition (the “Possible Acquisitions”). We have not, however, entered into preliminary or definitive agreements in connection with the Possible Acquisitions. If agreements are ultimately reached, we may, depending on the size of any such Possible Acquisitions, fund all or a portion of any such Possible Acquisitions with a portion of the net proceeds from this offering. There can be no assurances that an agreement for any of the Possible Acquisitions will be reached or that any Possible Acquisition or any other acquisition will be consummated. This offering is not conditioned on the consummation of the San Pablo Acquisition, the Possible Acquisitions or any other acquisition. Please see “Risk Factors — We may not consummate the San Pablo Acquisition or any Possible Acquisition, and this offering is not conditioned on the consummation of an acquisition.”

The Offering
The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement.
Shares of common stock offered by us in this offering
2,727,272 shares of common stock.
Option to purchase additional shares of common stock
We have granted the underwriters a 30-day option to purchase up to an additional 409,090 shares of our common stock from us at the same price to the public, and with the same underwriting discount, to cover over-allotments, if any.
Common stock outstanding immediately after this offering
17,260,224 shares of common stock (or 17,669,314 shares of common stock if the underwriters exercise their over-allotment option in full).
Use of proceeds
We estimate that our net proceeds from the sale of the shares in this offering will be approximately $55.8 million (or approximately $64.2 million if the underwriters exercise their over-allotment option in full), in each case, after deducting underwriting discounts and our estimated expenses related to the offering.
We intend to use the net proceeds from this offering to fund our recently announced San Pablo Acquisition and the capital expenditures associated with such acquisition, future potential acquisitions, including the Possible Acquisitions, should we be successful in their pursuit, and for general corporate purposes, which may include repayment of debt and real estate development. As of April 30, 2018, the interest rate of our outstanding debt varies from 3.58% to 6.48%. Such debt matures on July 2022 through March 2036. See “Use of Proceeds” for more information about the use of the proceeds of this offering.
NASDAQ Global Market symbol
LMNR
Dividend and distribution policy
We expect to continue to pay quarterly dividends at a rate similar to the second quarter of fiscal year 2018, which was $0.0625 per share, to the extent permitted by our business and other factors beyond management’s control.
Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in our common stock.
The number of shares of common stock to be outstanding after this offering is based on 14,532,952 shares of common stock outstanding as of April 30, 2018. The number of shares of common stock to be outstanding after this offering does not include 539,793 shares reserved for future issuance under our Amended and Restated 2010 Omnibus Incentive Plan or shares which may be issued upon conversion of our outstanding Series B Convertible Preferred Stock and Series B-2 Convertible Preferred Stock. For additional information regarding our common stock, see “Description of Capital Stock” in the accompanying prospectus. Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares.

Risk Factors
Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2017, as supplemented by the discussion below, and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. Please also refer to the section above entitled “Cautionary Note Regarding Forward-Looking Statements” regarding forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our common stock could decline, we may be unable to pay distributions on our common stock and you could lose all or part of your investment.
Risks Related to this Offering and Our Common Stock
The value of our common stock could be volatile and may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your common stock and our ability to raise capital through future equity financings.
The overall market and the price of our common stock may fluctuate greatly and we cannot assure you that you will be able to resell shares at or above market price. The trading price of our common stock may be significantly affected by various factors, including:
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quarterly fluctuations in our operating results;

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changes in investors’ and analysts’ perception of the business risks and conditions of our business;

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our ability to meet the earnings estimates and other performance expectations of financial analysts or investors;

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unfavorable commentary or downgrades of our stock by equity research analysts;

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fluctuations in the stock prices of our peer companies or in stock markets in general;

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changes in regulation or tax law;

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operating performance of companies comparable to us; and

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general economic or political conditions.

We may not consummate the San Pablo Acquisition or any Possible Acquisition, and this offering is not conditioned on the consummation of an acquisition.
We intend to use a portion of the net proceeds from this offering to fund the purchase price of the San Pablo Acquisition and any Possible Acquisition, if consummated, as described under “Prospectus Supplement Summary — Recent Developments — Recent Acquisition Activities.” However, this offering is not conditioned on the consummation of any acquisition. There can be no assurances that an agreement for any Possible Acquisition will be reached at all, or that the San Pablo Acquisition or any Possible Acquisition will be consummated, or that any acquisition that is completed will be beneficial to us. If any acquisition is delayed, not consummated or consummated in a manner different than described herein, the price of our common stock may decline.
We have broad discretion in using the net proceeds of this offering and may not apply such net proceeds effectively.
While we intend to use the net proceeds from this offering to fund the San Pablo Acquisition and the capital expenditures associated with such acquisition, future potential acquisitions, including any Possible Acquisition, should we be successful in their pursuit, and for general corporate purposes, which may include repayment of debt and real estate development, we retain broad discretion in how to use the net proceeds from this offering. Accordingly, you will have to rely upon the judgment of our management with respect to the use of those net proceeds. Our management may spend a portion or all of the net proceeds we receive from this offering in ways that our shareholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business.
Purchasers will suffer immediate and substantial dilution as a result of this offering.
Purchasers of shares of our common stock offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution of their investment. Based on the public offering price of  $22.00 per share and our net tangible book value as of April 30, 2018, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $9.35 per share, or $9.17 per share if the underwriters exercise their overallotment option in full, with respect to the net tangible book value of our common stock. See “Dilution” in this prospectus supplement for a more detailed discussion of the dilution purchasers will incur in this offering.
Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock.
Except as described under the heading “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. As part of this offering, we expect to issue 2,727,272 shares of common stock (or up to 3,136,362 shares of common stock if the underwriters exercise their over-allotment option in full). The issuance of additional shares of our common stock in this offering, or other issuances of our common stock or convertible securities, will dilute the ownership interest of our stockholders.
Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.
Concentrated ownership of our common stock creates a risk of sudden change in our share price.
As of January 31, 2018, our directors and executive officers beneficially owned or controlled approximately 4.4% of our common stock, and Calavo Growers, Inc. beneficially owned or controlled approximately 11.4% of our common stock. Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our large stockholders of a significant portion of that stockholder’s holdings could have a material adverse effect on the market price of our common stock. In addition, the registration of any significant amount of additional shares of our common stock will have the immediate effect of increasing the public float of our common stock and any such increase may cause the market price of our common stock to decline or fluctuate significantly.
Our charter documents contain provisions that may delay, defer or prevent a change of control.
Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. These provisions include the following:
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division of our board of directors into three classes, with each class serving a staggered three-year term;

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removal of directors by stockholders holding a supermajority of two-thirds of the outstanding shares;

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ability of the board of directors to authorize the issuance of preferred stock without stockholder approval; and

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prohibitions on our stockholders that prevent them from acting by written consent and limitations on calling special meetings.

Our common stock is an equity security and is subordinate to our existing and future indebtedness.
The shares of common stock being offered by this prospectus supplement and the accompanying prospectus are equity interests and do not constitute indebtedness. As such, the shares of common stock rank junior to all of our indebtedness and any non-equity claims on us and our assets that would be available to satisfy claims on us, including claims in a bankruptcy, liquidation or similar proceeding.
Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of our common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board, and (ii) as a corporation, we are restricted to only making dividend payments and redemption payments out of legally available assets. Further, our common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.
If securities or industry analysts issue an adverse opinion regarding our stock, our stock price and trading volume could decline.
The trading market for our common stock is influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. We currently have limited research coverage by securities and industry analysts. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the trading price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price of our common stock or trading volume to decline.

Use of Proceeds
We estimate that our net proceeds from the sale of the shares in this offering will be approximately $55.8 million (or approximately $64.2 million if the underwriters exercise their over-allotment option in full), in each case, after deducting underwriting discounts and our estimated expenses related to the offering.
We intend to use the net proceeds from this offering:
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to fund our recently announced San Pablo Acquisition and the capital expenditures associated with such acquisition;

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to fund future potential acquisitions, including the Possible Acquisitions, should we be successful in their pursuit; and

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and for general corporate purposes, which may include repayment of debt and real estate development.

As of April 30, 2018, the interest rate of our outstanding debt varied from 3.58% to 6.48%. Such debt matures on July 2022 through March 2036. Pending the application of the net proceeds, we may invest the proceeds in marketable securities and short-term investments.

Dilution
Dilution is the amount by which the offering price paid by the purchasers of the shares of common stock sold in the offering exceeds the net tangible book value per share of common stock after the offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.
Our net tangible book value as of April 30, 2018 was approximately $162.5 million, or $11.18 per share. After giving effect to the receipt of approximately $55.8 million of estimated net proceeds from our sale of 2,727,272 shares of common stock in this offering at an offering price of  $22.00 per share, our net tangible book value as of April 30, 2018 would have been approximately $218.3 million, or $12.65 per share. This represents an immediate increase in net tangible book value of  $1.47 per share to our existing stockholders and an immediate dilution of  $9.35 per share to new investors purchasing shares of common stock in the offering.
The following table illustrates this substantial and immediate per share dilution to new investors.
Public offering price per share	$22.00
Net tangible book value per share as of April 30, 2018	$11.18
Increase in net tangible book value per share attributable to new investors	$1.47
As adjusted net tangible book value per share after this offering	$12.65
Dilution per share to investors in this offering	$9.35
The number of shares of common stock shown above to be outstanding after this offering is based on 14,532,952 shares outstanding as of April 30, 2018 and excludes 539,793 shares of common stock reserved for future issuance under our Amended and Restated 2010 Omnibus Incentive Plan and shares which may be issued upon conversion of our outstanding Series B Convertible Preferred Stock and Series B-2 Convertible Preferred Stock.
If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value per share after the offering would be $12.83 per share, the increase in net tangible book value per share to the existing stockholders would be $1.65 per share and the dilution to new investors purchasing common stock in this offering would be $9.17 per share, in each case based on the public offering price.
In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Certain U.S. Federal Income Tax Consequences to
Non-U.S. Holders of Common Stock
The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that holds our common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as banks or other financial institutions, insurance companies, tax-exempt organizations, pension plans, entities that are treated as partnerships for U.S. federal income tax purposes, “controlled foreign corporations,” “passive foreign investment companies,” dealers in securities or currencies, expatriates, persons deemed to sell our common stock under the constructive sale provisions of the Code, and persons that have elected to mark securities to market or who hold our common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local or foreign tax laws or considerations under the Medicare tax on net investment income or any alternative minimum tax consequences.
You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of common stock.
For purposes of this summary, a “non-U.S. holder” or “non-U.S. person” means a person (other than a partnership) that is not, for U.S. federal income tax purposes, any of the following:
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an individual citizen or resident of the United States;

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a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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an estate with income that is subject to U.S. federal income taxation regardless of its source; or

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a trust if  (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership that is not formed under the laws of the United States or a state or the District of Columbia is a non-U.S. holder for purposes of the discussion in “Possible Withholding on Payments to Foreign Financial Institutions and Certain Other Foreign Entities” below. Partners in a partnership that owns our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
Dividends
Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.
If you are a non-U.S. holder (including for this purpose, a partnership) that is not an individual, you may be subject to a 30% withholding tax even if you are eligible to claim the benefits of a tax treaty if you do not comply with certain information reporting, due diligence and certification rules, discussed below under “Possible Withholding on Payments to Foreign Financial Institutions and Certain Other Foreign Entities.”
If dividends we pay to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. “Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income basis. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Disposition of Common Stock
If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on any gain that you recognize on a disposition of our common stock unless:
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the gain is “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or, in certain cases involving individual holders, a fixed base that you maintain in the United States);

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you are an individual, you hold our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the disposition, and certain other conditions exist; or

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we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock, and you are ineligible for any treaty exemption.

“Effectively connected” gains described in the first bullet point are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income tax basis. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. A non-U.S. holder described in the second bullet point above generally will be subject to a flat 30% tax (for such reduced rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which gain may be offset by U.S.-source capital loss.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We have not determined whether we are a “United States real property holding corporation” for U.S. federal income tax purposes. If we are or become a “United States real property holding corporation,” however, so long as our common stock is regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs, only a non-U.S.

holder who holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the sale or other disposition of our common stock.
Information Reporting and Backup Withholding
Except as described below, a non-U.S. holder generally will be exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of our common stock effected at a United States office of a broker, as long as the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:
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a valid Internal Revenue Service Form W-8BEN upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership, an estate, or a trust, Form W-8IMY (if applicable), together with any other relevant documents, certifying that the non-U.S. holder and each partner in the partnership or beneficiary of the estate or trust is) a non-United States person; or

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other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations or you otherwise establish an exemption.

However, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
Payment of the proceeds from the sale of our common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:
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the proceeds are transferred to an account maintained by you in the United States;

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the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

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the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.
In addition, a sale of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:
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a United States person (including a foreign branch or office of such person);

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a “controlled foreign corporation” for U.S. federal income tax purposes;

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a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

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a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.
You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.
Possible Withholding on Payments to Foreign Financial Institutions and Certain Other Foreign Entities
The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to certain non-financial foreign entities if the entity does not comply with certain U.S. information reporting (related to direct and indirect United States owners and/or United States accountholders), due diligence and certification requirements. Under final Treasury Regulations, withholding will only be required (i) with respect to payments of dividends in respect of securities such as shares of our common stock and (ii) with respect to other “withholdable payments” (including payments of gross proceeds from a sale or other disposition of such stock) made on or after January 1, 2019. Prospective investors are encouraged to consult their tax advisors regarding the implications of FATCA on their investment in our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.
The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock including the consequences of any proposed change in applicable laws.

Underwriting
We are offering the shares of common stock described in this prospectus supplement and the accompanying prospectus through the underwriters listed below. Stephens Inc. and Stifel, Nicolaus & Company, Incorporated are acting as the lead book-running managers of this offering and representatives of the underwriters. The underwriters named below have agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.
Underwriter	Number of Shares
Stephens Inc.	1,426,573
Stifel, Nicolaus & Company, Incorporated	797,203
Roth Capital Partners, LLC	377,622
Lake Street Capital Markets, LLC	125,874
Total	2,727,272

The underwriters have advised us that they propose to offer the shares of common stock to the public at a price of  $22.00 per share. The underwriters propose to offer the shares of common stock to certain dealers at the same price less a concession of not more than $0.858 per share. After the offering, these figures may be changed by the underwriters.
The shares sold in this offering are expected to be ready for delivery on or about June 25, 2018, against payment in immediately available funds. The underwriters may reject all or part of any order.
We have granted to the underwriters an option to purchase up to an additional 409,090 shares of our common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.
The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $100,000 of the fees and expenses of the underwriters, which may include the fees and expenses of counsel to the underwriters. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. The underwriting discount and reimbursable expenses the underwriters will receive were determined through arms’ length negotiations between us and the underwriters.
	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Underwriting discount to be paid by us	$1.43	$3,899,998.96	$4,484,997.66
We estimate that the total expenses of this offering, excluding underwriting discounts, will be approximately $300,000. This includes $100,000 of fees and expenses of the underwriters. These expenses are payable by us.
We also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
No Sales of Similar Securities
We, and each of our directors and officers and certain of our stockholders have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of

Stephens Inc. and Stifel, Nicolaus & Company, Incorporated for a period of 90 days after the date of this prospectus supplement. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by Stephens Inc. and Stifel, Nicolaus & Company, Incorporated.
Price Stabilization, Short Positions and Penalty Bids
To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than we have sold to the underwriters. The underwriters may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.
In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.
In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common stock on the NASDAQ Global Market. Passive market making consists of displaying bids on the NASDAQ Global Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.
Affiliations
The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions.
In the ordinary course of its various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Electronic Offer, Sale and Distribution
In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the Internet websites maintained by any such underwriter. Other than the prospectus in electronic format, the information on the websites of the underwriters is not part of this prospectus supplement or the accompanying prospectus.
Listing
Our common stock is listed on the NASDAQ Global Market under the symbol “LMNR.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare.
Selling Restrictions
Canada.   The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area.   In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
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to any legal entity which is a qualified investor as defined in the Prospectus Directive;

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to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom.   Each underwriter has represented and agreed that:
•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland.   The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.
Australia.   No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering.
This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Legal Matters
Certain legal matters in connection with the common stock being offered hereby will be passed upon for us by Squire Patton Boggs (US) LLP, Cincinnati, Ohio. Attorneys at Squire Patton Boggs (US) LLP beneficially own an aggregate of approximately 3,690 shares of common stock of the Company. Certain legal matters will be passed upon for the underwriters by Faegre Baker Daniels LLP.
Experts
The consolidated financial statements of Limoneira Company appearing in Limoneira Company’s Annual Report (Form 10-K) for the year ended October 31, 2017, and the effectiveness of Limoneira Company’s internal control over financial reporting as of October 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$150,000,000
PROSPECTUS
Limoneira Company
Common Stock

We may from time to time issue, in one or more offerings, up to $150,000,000 in aggregate principal amount of our common stock. This prospectus describes the general terms and the general manner in which the common stock will be offered. We will provide the specific terms of the shares of common stock in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which our common stock will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest in shares of our common stock.
We may offer shares of common stock in amounts, at prices and on terms determined at the time of offering. The shares of common stock may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the shares of common stock, we will name them and describe their compensation in a prospectus supplement.
Our common stock trades on the NASDAQ Global Market under the symbol LMNR. On May 2, 2017, the closing sale price of our common stock was $20.33 per share.

Investing in these securities involves certain risks. See “Risk Factors” on page 1 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 11, 2017.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf’ registration process. Under this shelf registration process, we may from time to time sell shares of common stock described in this prospectus in one or more offerings for an aggregate initial offering price of up to $150,000,000.
This prospectus provides you with a general description of the shares of common stock we may offer. Each time we sell shares of common stock under this prospectus, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 1 of this prospectus.
You should rely only on the information contained in, or incorporated by reference in, this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “Limoneira,” the “Company,” “us” and similar designations refer, collectively, to Limoneira Company, a Delaware corporation, and its consolidated subsidiaries.
This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
RISK FACTORS
Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2016 on file with the SEC, which are incorporated by reference in this prospectus and which will be updated in our quarterly reports on Form 10-Q, also incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, which is available at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.limoneira.com. Our website is not a part of this prospectus. You may also read and copy any documents or materials that we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.
This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (Commission File No. 001-34755) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of our common stock under the registration statement is terminated or completed:
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Annual Report on Form 10-K for the fiscal year ended October 31, 2016, filed on January 10, 2017, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2017 Annual Meeting of Stockholders filed on February 15, 2017;

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Quarterly Report on Form 10-Q for the quarter ended January 31, 2017 filed on March 13, 2017;

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Current Reports on Form 8-K filed November 16, 2016, January 25, 2017, February 27, 2017 and March 31, 2017; and

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The description of our common stock and rights agreement contained in our registration statement on Form 8-A filed on May 25, 2010, including any amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:
Limoneira Company
1141 Cummings Road
Santa Paula, California 93060
Attn: Investor Relations
(Telephone: (805) 525-5541)
IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “will,” could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans.

The potential risks and uncertainties that could cause our actual financial condition, results of operations and future performance to differ materially from those expressed or implied in this prospectus include:
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changes in laws, regulations, rules, quotas, tariffs and import laws;

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weather conditions, including freezes and rains, that affect the production, transportation, storage, import and export of fresh produce;

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market responses to industry volume pressures;

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increased pressure from disease, insects and other pests;

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disruption of water supplies or changes in water allocations;

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product and raw materials supplies and pricing;

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energy supply and pricing;

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changes in interest and currency exchange rates;

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availability of financing for development activities;

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general economic conditions for residential and commercial real estate development;

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political changes and economic crises;

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international conflict;

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acts of terrorism;

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labor disruptions, strikes or work stoppages;

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loss of important intellectual property rights; and

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other factors disclosed in this prospectus or any accompanying prospectus supplement.

In addition, this prospectus contains industry data related to our business and the markets in which we operate. This data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results could differ from the projections. We urge you to carefully review this prospectus, particularly the section entitled “Risk Factors” of this prospectus, and any other risk factors set forth in any accompanying prospectus supplement and in any information incorporated by reference in this prospectus for a description of these risks and uncertainties as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Many factors discussed in this prospectus, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
ABOUT LIMONEIRA COMPANY
Limoneira Company was incorporated in Delaware in 1990 as the successor to several businesses with operations in California since 1893. We are an agribusiness and real estate development company founded and based in Santa Paula, California, committed to responsibly using and managing our approximately 11,000 acres of land, water resources and other assets to maximize long-term stockholder value. Our current operations consist of fruit production, sales and marketing, rental operations, real estate development and capital investment activities. Since May 27, 2010, our common stock has traded on the NASDAQ Global Market under the symbol “LMNR.”
We are one of California’s oldest citrus growers. According to Sunkist Growers, Inc., we are one of the largest growers of lemons in the United States and, according to the California Avocado Commission, one of the largest growers of avocados in the United States. In addition to growing lemons and avocados, we grow oranges and a variety of specialty citrus and other crops. We have agricultural plantings throughout Ventura, Tulare, San Bernardino and San Luis Obispo Counties in California and in Yuma County in Arizona, which collectively consist of approximately 4,600 acres of lemons, 1,000 acres of avocados, 1,400 acres of oranges and 900 acres of specialty citrus and other crops. We also operate our own packinghouses in Santa Paula, California and Yuma, Arizona, where we process, pack and sell lemons that we grow, as well as lemons grown by others.
Our water resources include water rights, usage rights and pumping rights to the water in aquifers under, and canals that run through, the land we own. Water for our farming operations is sourced from the existing water resources associated with our land, which includes rights to water in the adjudicated Santa Paula Basin (aquifer) and the un-adjudicated Fillmore and Paso Robles Basins (aquifers). We use ground water from the San Joaquin Valley Basin and water from local water and irrigation districts in Tulare County, which is in California’s San Joaquin Valley. We also use ground water from the Cadiz Valley Basin in California’s San Bernardino County and surface water in Arizona from the Colorado River through the Yuma Mesa Irrigation and Drainage District.
For more than 100 years, we have been making strategic investments in California agriculture and real estate development. We currently have three active real estate development projects in California. These projects include multi-family housing and single-family homes comprising approximately 260 completed rental units and another approximately 1,800 units in various stages of planning and development.
Our principal executive offices are located at 1141 Cummings Road, Santa Paula, California 93060 and our telephone number is (805) 525-5541.
Limoneira is a registered trademark of Limoneira Company. The Limoneira logo is a registered stylized trademark of Limoneira Company.
USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of shares of our common stock offered under this prospectus for general corporate purposes, which may include, among other things: reducing or refinancing indebtedness; acquiring assets, businesses or securities; making capital expenditures and for working capital, as well as for repurchasing stock. When specific securities are offered, the prospectus supplement relating thereto will set forth our intended use of the net proceeds that we receive from the sale of such shares of common stock. Pending the application of the net proceeds, we may invest the proceeds in marketable securities and short-term investments.
DESCRIPTION OF CAPITAL STOCK
General
Our certificate of incorporation currently authorizes the issuance of up to 39,100,000 shares of capital stock, consisting of 39,000,000 shares of common stock, par value $0.01 per share; 50,000 shares of Class A Preferred Stock, par value $0.01 per share; and 50,000 shares of Class B Preferred Stock, par value $100 per share. The following description of our capital stock is a summary and is qualified by the provisions of our certificate of incorporation and bylaws, copies of which are exhibits to the registration statement of which this prospectus forms a part.
Common Stock
We have 39,000,000 authorized shares of common stock, par value $0.01 per share. On April 30, 2017, there were 14,367,006 shares of our common stock outstanding. Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive ratably, dividends when, as and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on any preferred stock. Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. Our outstanding common stock is duly authorized and validly issued, fully paid and nonassessable. In the event we were to elect to sell additional shares of common stock, holders of our common stock would have no right to purchase additional shares. As a result, the common stockholders’ percentage equity interest would be diluted.
Preferred Stock
We have 100,000 authorized shares of preferred stock, consisting of  (i) 50,000 shares of Class B Preferred Stock, par value $100 per share, of which 30,000 shares have been designated as Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”) and 10,000 shares have been designated as Series B-2 4% Voting Preferred Stock (the “Series B-2 Preferred Stock”), and (ii) 50,000 shares of Class A Preferred Stock, par value $0.01 per share, of which 20,000 shares have been designated as Series A Junior Participating Preferred Stock. We may issue preferred stock in one or more series and having the rights, privileges and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and preferences and redemption rights, as may, from time to time, be determined by our board of directors. Preferred stock may be issued in the future in connection with acquisitions, financing or other matters, as our board of directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of the series of preferred stock will be filed with the Delaware Secretary of State. The effect of this preferred stock designation power is that our board of directors alone, subject to federal securities laws, applicable blue sky laws and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of our common stock, including the loss of voting controls to others. Below is a description of each class of preferred stock as of April 30, 2017.
Series B Convertible Preferred Stock
On May 21, 1997, our board of directors designated 30,000 shares of Class B Preferred Stock as Series B Convertible Preferred Stock, par value $100.00 per share. As of April 30, 2017, there were 17,832 shares of our Series B Convertible Preferred Stock, par value $100 per share, issued and outstanding. Our Series B Convertible Preferred Stock has the following rights, preferences, privileges and restrictions:
Conversion.   The holders of shares of our Series B Convertible Preferred Stock have the right, at their option, to convert such shares into shares of common stock of the Company at any time prior to redemption. The conversion price is $8.00 per share of common stock. Pursuant to the terms of the Certificate of Designation, Preferences and Rights of the Series B Convertible Preferred Stock, the conversion price shall be adjusted to reflect any dividends paid in common stock of the Company, the subdivision of the common stock of the Company into a greater number of shares of common stock of the Company or to prevent unfair dilution or increase of the converted common stock upon the advice of legal counsel.
Dividends.   The holders of shares of our Series B Convertible Preferred Stock are entitled to receive cumulative cash dividends at an annual rate of 8.75% of par value. Such dividends are payable quarterly on the first day of January, April, July and October in each year commencing July 1, 1997.
Liquidation Rights.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of our Series B Convertible Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment is made to the holders of our common stock or any other series or class of our shares ranking junior to the Series B Convertible Preferred Stock, an amount equal to $100.00 per share, plus an amount equal to all accrued and unpaid dividends.

Voting Rights.   Each holder of shares of our Series B Convertible Preferred Stock is entitled to ten votes on all matters submitted to a vote of the stockholders of the Company.
Redemption.   The Company, at the option of the board of directors, may redeem the Series B Convertible Preferred Stock, as a whole or in part, at any time or from time to time on or after August 1, 2017 and before July 31, 2027, at a redemption price equal to $100.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption.
Put Rights.   At any time upon written notice to the Company given on or after July 1, 2017 and before June 30, 2027, any holders of record of our Series B Convertible Preferred Stock may cause the Company to repurchase all of the outstanding shares of the Series B Convertible Preferred Stock held by that stockholder at a repurchase price equal to its par value plus accrued and unpaid dividends thereon, to the date fixed for repurchase. The repurchase date, which will be fixed by the Company, will not be more than 90 days following the date of the written notice from the Series B Convertible Stock holder. The Company will provide notice regarding any such repurchase.
Series B-2 Preferred Stock
On March 19, 2014, our board of directors designated 10,000 shares of Class B Preferred Stock as Series B-2 Preferred Stock. As of April 30, 2017, there were 9,300 shares of our Series B-2 Preferred Stock issued and outstanding. Our Series B-2 Preferred Stock has the following rights, preferences, privileges and restrictions:
Conversion.   Each share of the Series B-2 Preferred Stock is convertible into common stock at a conversion price equal to the greater of  (a) the then-market price of the Company’s common stock based upon the closing price of the Company’s common stock on the NASDAQ Stock Market, LLC or on such other principal market on which the Company’s common stock may then be trading and (b) $15.00 per share of common stock. Shares of the Series B-2 Preferred Stock may be converted into common stock (i) at any time prior to the redemption thereof, or (ii) in the event the option agreement between Associated Citrus Packers, Inc., an Arizona corporation and our wholly-owned subsidiary, and WPI-ACP Farm AZ, LLC, a Delaware limited liability company, dated March 21, 2014 (the “Option Agreement”) is terminated without all of the shares of Series B-2 Preferred Stock having been redeemed, within 30 calendar days following such termination.
Dividends.   The holder of shares of the Series B-2 Preferred Stock is entitled to receive cumulative cash dividends at an annual rate of 4% of the liquidation value of  $1,000 per share. Such dividends are payable quarterly on the first day of January, April, July and October in each year commencing July 1, 2014.
Liquidation Rights.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of our Series B-2 Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment is made to the holders of the Company’s common stock or any other series or class of the Company’s shares ranking junior to the Series B-2 Preferred Stock, an amount equal to the liquidation value of  $1,000 per share, plus an amount equal to all accrued and unpaid dividends.
Voting Rights.   Each share of Series B-2 Preferred Stock is entitled to one vote on all matters submitted to a vote of the Company’s stockholders.
Redemption.   The Company may redeem shares of Series B-2 Preferred Stock only (i) from WPI ACP Holdings, LLC (“WPI”) or its designee and (ii) upon, and to the extent of, WPI’s election to exercise its option pursuant to the Option Agreement, at a redemption price equal to the liquidation value of  $1,000 per share plus accrued and unpaid dividends.
Transfer Restriction.   The shares of the Series B-2 Preferred Stock may not be transferred without the consent of the Company, which shall not be unreasonably withheld.

Series A Junior Participating Preferred Stock
On October 31, 2006, our board of directors designated 20,000 shares of Class A Preferred Stock as Series A Junior Participating Preferred Stock, par value $0.01 per share. As of April 30, 2017, there were no shares of our Series A Participating Preferred Stock issued and outstanding. Our Series A Junior Preferred Stock has the following rights, preferences, privileges and restrictions:
Conversion.   Shares of Series A Junior Participating Preferred Stock are not convertible.
Dividends.   The holders of shares of our Series A Junior Participating Preferred Stock are entitled to receive cash dividends equal to the greater of  (a) $1.00 or (b) 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount of all non-cash dividends, other than a dividend payable in, and declared on, our common stock. Such dividends are payable quarterly on or before the fifteenth day of January, April, July and October in each year commencing on the first quarterly dividend payment date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock.
Liquidation Rights.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of our Series A Junior Participating Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment is made to the holders of our common stock or any other series or class of our shares ranking junior to the Series A Junior Participating Preferred Stock, an amount equal to $100.00 per share, plus an amount equal to all accrued and unpaid dividends. Following the payment in full of such liquidation preference, no additional distributions may be made to the holders of shares of our Series A Junior Participating Preferred Stock unless the holders of our common stock have received an amount per share equal to a specified quotient, and, upon payment in full to the holders of our common stock of an amount equal to such quotient, holders of shares of our Series A Junior Participating Preferred Stock and our common stock are entitled to receive their ratable and proportionate share of the remaining assets to be distributed in a specified ratio.
Voting Rights.   Each share of Series A Junior Participating Preferred Stock is entitled to 1,000 votes on all matters submitted to a vote of our stockholders.
Redemption.   Shares of Series A Junior Participating Preferred Stock are not redeemable.
Anti-Takeover Effects
Effects of Authorized but Unissued Stock
We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Global Market. We may utilize these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our Company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.
Certificate of Incorporation and Bylaws
Various provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.
No Stockholder Action by Written Consent.   Our certificate of incorporation prohibits stockholder action by written consent.

Calling of Special Meetings of Stockholders.   Our bylaws provide that special meetings of our stockholders may be called only by our board of directors, a committee of the board of directors or one or more stockholders holding shares that in the aggregate are entitled to cast ten percent of the votes at that meeting.
Classified Board of Directors.   Our certificate of incorporation divides our board of directors into three classes of directors who are elected for three-year terms. Therefore, the full board of directors is not subject to re-election at each annual meeting of our stockholders. Our holders of capital stock are entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast by all holders of capital stock voting as a single class.
Limits on Ability of Stockholders to Elect and Remove Directors.    Our board of directors has the sole right to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors. In addition, directors may only be removed by the action of the holders of at least two-thirds of the outstanding shares of our capital stock, voting together as a single class.
Authorized But Unissued Shares.   Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without the approval of holders of common stock. We may use these additional shares for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans.
Supermajority Requirement for Amendment of Bylaws.   Under our bylaws, the holders of at least two-thirds of the outstanding shares of our capital stock, voting together as a single class, must act to amend our bylaws by stockholder action. The board of directors also has the ability to amend the bylaws without stockholder consent.
Business Combinations and other Significant Corporate Transactions with Substantial Stockholders.
Our certificate of incorporation requires the affirmative vote of 66 2∕3% of the total voting power of all outstanding securities entitled to vote generally in the election of directors to approve certain business combinations and other significant corporate transactions if a substantial stockholder (as defined in our certificate of incorporation) or an affiliate of a substantial stockholder (as defined in our certificate of incorporation) is a party to the transaction. Two-thirds of the board of directors may, in all such cases, determine not to require such 66 2∕3% affirmative vote.
Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors.   For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice. To be timely, the stockholder’s notice must be received at our principal executive offices not earlier than the November 15 immediately preceding the annual meeting nor later than the close of business on the ninetieth (90th) day immediately preceding the scheduled date of the annual meeting. The notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, (b) such person’s written consent, and (c) such other information as we may reasonably require to determine the eligibility to serve as a director, including information relevant to a determination whether such proposed nominee can be considered an independent director; (ii) as to each other matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought and the reasons for conducting such business at the annual meeting and (b) any material interest of the stockholder in such business; and (iii) as to the stockholder giving the notice: (a) the name and record address of the stockholder and (b) the class, series and number of shares of stock which are beneficially owned by the stockholder. This is the exclusive means for a stockholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in our notice of meeting) before an annual meeting of stockholders.

Directors’ Liability
Our certificate of incorporation provides that a member of the board of directors will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duties to us or our stockholders as a director, except for liability:
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for any breach of the director’s duty of loyalty to us or our stockholders;

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for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;

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for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law; or

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for transactions where the director derived any improper personal benefit.

Our certificate of incorporation also allows us to indemnify directors and officers to the fullest extent authorized by Delaware law.
Our bylaws provide that we shall, to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”), indemnify our directors; provided, however, that we may limit the extent of such indemnification by individual contracts with our directors. We shall indemnify any director or other person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was initiated or authorized by the board of directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Transfer Agent and Registrar
The Transfer Agent and Registrar for our common stock is Computershare.
PLAN OF DISTRIBUTION
We may sell the shares of common stock being offered hereby in one or more of the following ways from time to time:
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through agents to the public or to investors;

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to underwriters for resale to the public or to investors;

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in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

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directly to investors; or

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through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of a particular offering of shares of common stock, including:
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the name or names of any agents or underwriters;

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the purchase price of the securities being offered and the proceeds we will receive from the sale;

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any overallotment options under which underwriters may purchase additional shares of common stock from us;

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any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

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any initial public offering price;

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any discounts or concessions allowed or re-allowed or paid to dealers; and

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any securities exchanges or markets on which such shares of common stock may be listed.

Agents
We may designate agents who agree to use their reasonable efforts to solicit purchases of shares of our common stock for the period of their appointment or to sell such shares of common stock on a continuing basis.
Underwriters
If we use underwriters for a sale of shares of common stock, the underwriters will acquire the common stock for their own account. The underwriters may resell the shares of common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the shares of common stock will be subject to the conditions set forth in the applicable underwriting agreement and the underwriters will be obligated to purchase all such shares if any are purchased. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or re-allow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter. Only underwriters we name in the prospectus supplement are underwriters of the shares of common stock offered by the prospectus supplement.
Direct Sales
We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.
Trading Markets and Listing of Securities
Our common stock is listed on the NASDAQ Global Market. We cannot give any assurance as to the liquidity of the trading market for shares of our common stock.
Stabilization Activities
Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.
Passive Market Making
Any underwriters who are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in the securities on the NASDAQ Global Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.
LEGAL MATTERS
The validity of the shares of common stock in respect of which this prospectus is being delivered will be passed upon by Squire Patton Boggs (US) LLP, Cincinnati, Ohio. Attorneys at Squire Patton Boggs (US) LLP beneficially own 3,690 shares of our common stock.
EXPERTS
The consolidated financial statements of Limoneira Company appearing in Limoneira Company’s Annual Report (Form 10-K) for the year ended October 31, 2016, and the effectiveness of Limoneira Company’s internal control over financial reporting as of October 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

2,727,272 Shares
Limoneira Company
Common Stock

Prospectus Supplement

Lead Book-Running Managers
Stephens Inc.
Stifel
Lead Manager
Roth Capital Partners
Co-Manager
Lake Street Capital Markets
The date of this prospectus supplement is June 21, 2018